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                                                                   Exhibit 5(a)

                                [L&W Letterhead]

                                  May 4, 1998

RELTEC Corporation
5900 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124-4019

          Re: Registration Statement on Form S-8 of RELTEC
          Corporation, Relating to 9,377,549 Shares of Common Stock

Ladies and Gentlemen:

     In connection with the preparation and filing by RELTEC Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of 9,377,549 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), pursuant to the Amended and Restated 1995 Stock Purchase and Option Plan for Employees of RELTEC Holdings, Inc. and Subsidiaries, The 1998 Equity Participation Plan of RELTEC Corporation, The RELTEC Corporation Savings and Investment Plan, the RELTEC Corporation Deferred Compensation and Restoration Plan and the RELTEC Corporation Directors' Deferred Compensation Plan (collectively, the "Plans"), you have requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of

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Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

                  Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, upon the issuance of the Shares under the terms of the Plans and delivery and payment therefore or legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be fully paid and nonassessable.

                  We consent to your filing this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,